Exhibit 99

                                         FOR IMMEDIATE RELEASE
                                         Investor Contact: H. John Winn, III
                                         (803) 217-9240

                                         Media Contact: Brian Duncan
                                         (800) 562-9308

           SCE&G Announces V.C. Summer Nuclear Station Repairs Nearing
                 Completion; Restart Expected by Early February

            Cope Generating Station Undergoes Unscheduled Maintenance


Columbia, SC, January 9, 2001...South Carolina Electric & Gas Company (SCE&G), principal subsidiary of SCANA Corporation (NYSE: SCG), announced today that repair and testing of a faulty weld in a pipe in the reactor coolant system at the V.C. Summer Nuclear Station are progressing well, and the plant should return to service in late January or early February.

"We initially thought we would be able to put the nuclear plant back in service in early January, but the repair work has been very time consuming and we want to make sure there are no questions about the integrity of the new weld," said Steve Byrne, vice president of nuclear operations for SCE&G.

On October 7, 2000, SCE&G shut down the 1,000-megawatt plant for a routine refueling and maintenance outage. During the early inspection phase of the refueling shut-down, which is done every 18 months, plant employees discovered indications of a leak. The leak was later identified to be very small and coming from a 3/16-inch diameter hole in a weld in a 30-inch diameter primary coolant system pipe. A 12-inch spool piece of pipe which includes the entire weld has been cut out and a new spool piece has been installed. The new welds on this replacement spool piece are nearing completion and will be inspected to ensure there are no flaws.

SCE&G has made three presentations to the Nuclear Regulatory Commission (NRC) addressing this repair. The final meeting with the NRC on this issue will be a public meeting at the plant site on January 18, 2001. A Safety Evaluation Report from the NRC is expected prior to that meeting indicating that all NRC questions have been satisfactorily answered. Weld repairs and all associated testing should be completed by mid-January with restart of the plant currently scheduled for the end of January or the first week of February 2001.

The company cannot estimate how much the additional repair work will add to the cost of the outage. However, the company expects to defer and amortize any costs above the amounts normally accrued for this refueling outage, subject to regulatory review.

SCE&G also reported that its 385-megawatt coal-fired Cope Generating Station experienced an unplanned shut-down on January 3, 2001 due to an electrical ground in the generator. Plant personnel are currently evaluating the nature of the problem and appropriate corrective action. Upon completion of that evaluation, an expected restart date will be determined.

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The energy cost of replacement  power during the outages of these  facilities is expected to be included as a component of total fuel costs in SCE&G's next annual electric fuel cost hearing before the Public Service Commission of South Carolina scheduled for April 2001.

SCANA Corporation, headquartered in Columbia, SC, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations, telecommunications and other energy-related businesses. SCE&G is a regulated public utility providing electricity to more than 533,000 customers and natural gas to approximately 263,000 customers in portions of central and southern South Carolina. Information about SCANA and its businesses is available on the company's website at www.scana.com.

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